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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                     FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
   SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY
                                    TO FILE

              REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.

                                               Commission File Number  0-26592
                                                                      ---------


                             THE VANTIVE CORPORATION
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             (Exact name of registrant as specified in its charter)

               2525 AUGUSTINE DRIVE, SANTA CLARA, CALIFORNIA 95054
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        COMMON STOCK, $.001 PAR VALUE AND PREFERRED STOCK PURCHASE RIGHTS
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            (Title of each class of securities covered by this Form)


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        (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the to file reports:

         Rule 12g-4(a)(1)(i)      [X]          Rule 12h-3(b)(1)(i)       [X]
         Rule 12g-4(a)(1)(ii)     [_]          Rule 12h-3(b)(l)(ii)      [_]
         Rule 12g-4(a)(2)(i)      [_]          Rule 12h-3(b)(2)(i)       [_]
         Rule 12g-4(a)(2)(ii)     [_]          Rule 12h-3(b)(2)(ii)      [_]
                                               Rule 15d-6                [_]

Approximate number of holders of record as of record as of the certification
or notice date:       1

         Pursuant to the requirements of the Securities Exchange Act of 1934, The Vantive Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    December 31, 1999                     By:    /s/ Stephen F. Hill
                                                     -------------------------
                                               Name:   Stephen F. Hill
                                               Title:  Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


SEC 2069 (8-96)